EXHIBIT 21.1

LAKELAND BANCORP, INC.

SUBSIDIARIES OF THE REGISTRANT

Name	Jurisdiction of Incorporation

Lakeland Bank	New Jersey chartered bank

Lakeland Investment Corporation (wholly owned subsidiary of Lakeland Bank)	Delaware

Lakeland NJ Investment Corporation (wholly owned subsidiary of Lakeland Bank)	New Jersey